Giveaway: Stephen King + Our Artist? Inbox ×

M **Anthony DeSimone, Masterworks** <adesimone@investors.masterworks.com>
to me

Hi Sam,

Sent you over some info on Barbara Kruger last week but wanted to make sure you were entered in our giveaway for this one-of-a-kind collaboration between her and horror master Stephen King. By the way, Kruger's offering's now at 99% progress, if you want to invest before it's gone.

In 1988, the Whitney Museum commissioned King to write a short story, "My Pretty Pony," and asked Kruger to make the artwork. The original edition was just 250 copies!

We're offering investors the chance to win a copy of this unique collaboration here. All you have to do to enter is check out our Kruger offering here—you'll be automatically entered to win!

Our Kruger offering is in her top-selling style historically at auction. Recognize the same font from the book?



My
Pretty
Pony

Invest here, or view the offering circular below.

Thanks,

Anthony DeSimone

—

Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281